UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 23, 2008

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	94-3326559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Michael Gulett as President and Chief Executive Officer

Ikanos Communications, Inc. previously reported on a Current Report on Form 8-K dated July 23, 2008, that its Board of Directors (the “Board”) had appointed Michael Gulett as President and Chief Executive Officer of the Company. The purpose of this amendment is to report the final terms of Mr. Gulett’s employment as President and Chief Executive Officer.

The Company entered into a letter agreement (the “Agreement”) with Mr. Gulett on July 28, 2008, which sets forth terms and provisions governing Mr. Gulett’s employment as President and Chief Executive Officer of the Company. Pursuant to the Agreement, Mr. Gulett will also retain his role as a member of the Company’s Board of Directors.

Salary. The Agreement sets Mr. Gulett’s annual salary at $400,000.

Annual Bonus. The Agreement provides that assuming Mr. Gulett is employed through January 1, 2009, he will be eligible to receive an annual target bonus based on both (i) the Company’s achievement of specific financial targets set by the compensation committee of the board of directors of the Company (the “Compensation Committee”) for the 2008 fiscal year and (ii) Mr. Gulett’s achievement of specific objectives and milestones for the 2008 fiscal year as mutually agreed upon and set by Mr. Gulett and the Compensation Committee. Mr. Gulett’s 2008 annual target bonus amount will be set at 100% of his base salary, pro-rated for the portion of the year he serves as President and Chief Executive Officer. The pro-rated bonus target amount is expected to be approximately 44.4% of his base salary.

For fiscal years after 2008, Mr. Gulett’s annual target bonus shall be based on both the Company’s achievement of specified financial targets for such fiscal year and his achievement of specific objectives and milestones for such fiscal year mutually agreed upon and set by Mr. Gulett and the Compensation Committee.

Equity. On July 28, 2008 and pursuant to the Agreement, the Compensation Committee granted Mr. Gulett an option to purchase 500,000 shares of the Company’s common stock under the terms of the Company’s 2004 Equity Incentive Plan. The exercise price of the stock option was $2.52, the closing market price of the Company’s common stock on the date of grant. The vesting commencement date was Mr. Gulett’s start date with the Company, July 23, 2008, and will vest over four years in monthly increments equal to 1/48th of the total grant.

Employee Benefits. Mr. Gulett is eligible to participate in employee benefit programs generally offered to employees and executives of the Company, including health benefits.

Severance. In the event that the Company terminates Mr. Gulett’s employment without cause (as defined in the Agreement), Mr. Gulett will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs paid ratably over the same period as the continued base salary, (iii) accelerated vesting of all outstanding and unvested equity awards with respect to that portion of the award that would have bested during the one year period following his date of termination if he had been employee with the Company through such period, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

If within twelve (12) months following a Change of Control (as defined in the Agreement), Mr. Gulett resigns from his employment with the Company for Good Reason (as defined in the Agreement) or the Company terminates Mr. Gulett’s employment without Cause (as defined in the Agreement), Mr. Gulett will receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against the Company: (i) continuing payments of severance pay equal to twelve (12) months of Mr. Gulett’s then current base salary on the date of termination (or, if greater, in effect immediately prior to the Change of Control) paid ratably over the same period as the continued base salary; (ii) one hundred percent (100%) of his target bonus for the year in which the termination occurs (or, if greater, his target bonus in effect immediately prior to the Change of Control), (iii) accelerated vesting of all outstanding and unvested equity awards with respect to 50% of his then unvested portion of any such award, and (iv) reimbursement by the Company for payments made by Mr. Gulett for COBRA coverage for 12 months starting from the termination date or until Mr. Gulett obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.

The Agreement is filed hereto as Exhibit 10.1 and is incorporated herein by reference and the descriptions thereof contained in this Form 8-K are qualified in all respects by the terms and provisions of such agreement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter of agreement with Michael Gulett dated as of July 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel Vice President and General Counsel

Date: July 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter of agreement with Michael Gulett dated as of July 27, 2008.